EXHIBIT 21.1
SUBSIDIARIES

Name	Jurisdiction of Organization
Hines Global REIT Properties LP	Delaware
Hines Global REIT 17600 Gillette GP LLC	Delaware
Hines Global REIT 17600 Gillette LP	Delaware
Hines- Moorfield UK Venture S.Á.R.L. (Lux)	Luxembourg
Hines- Moorfield Brindley 3 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 4 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 5 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 6 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 9 S.Á.R.L.	Luxembourg
Hines- Moorfield Brindley 100 S.Á.R.L.	Luxembourg